Exhibit 99.1

Article in Mesquite Local News

More Casino Layoffs Ahead

By Morris Workman 07-29-2008

Statewide difficulties in the gaming industry continue to hammer local casinos.

Black Gaming, which includes the CasaBlanca, Oasis, and Virgin River casinos, has announced more layoffs at the three properties, as well as other businesses owned by Randy Black.

Ever since returning to the helm of his properties and taking over the day-to-day operations from a hired management group back in September of 2007, Black has been trying to stop the downward financial skid.

Black Gaming is the largest employer in Mesquite, with nearly 2,000 employees.

Black has announced that more job cuts are on the way at the former Tri-Properties, as well as other measures aimed at improving the company’s profitability.

“We’re still sliding backwards,” Black said.

“In May, we did very well. June dropped off the planet.”

The layoffs come less than a year after a large staff reduction instituted last October.

While the casino and real estate magnate couldn’t estimate the number of jobs to be lost, he confirmed that the company would be instituting the layoffs quickly.

“We’ll know in the next couple of weeks,” Black said.

“We’re looking at staffing cuts, as well as operational changes.”

Those changes will include shortening the hours of operation for a number of the company’s internal businesses, most likely the amenities such as the go-kart track, shooting club, and other ancillary businesses.

It was unclear which restaurants would be affected.

Black, who also owns the recently-opened Mesquite Travel Center, confirmed there would also be job cuts at the Del Taco and Popeyes eateries.

Like many casinos in Nevada, Black Gaming is suffering from the effects of an economy caught in a tailspin.

Black pointed to a combination of the recession, high gas prices, and problems in the real estate industry as factors in the gaming downturn.

“We are a ‘driving’ economy,” Black said.

While gas prices have eased off in the last two weeks, they are still hovering around the $4.25 mark, causing many motorists and vacationers to rethink the idea of recreational travel and even the popular “day trips” which have been a mainstay of the Mesquite gaming scene.

Black also mentioned that the crashing real estate market has affected the mindset of those who would ordinarily be filling the casinos.

“For most people, 90% of their personal wealth is their home. People are dismayed because their houses aren’t worth as much.”

Along with the general slowdown in the economy, Black Gaming is also struggling with a crushing debt burden, including nearly $200 million worth of bonds.

However, Black was able to negotiate some breathing room in June on a $15 million bond with Wells Fargo Foothill.

Originally, the bond was set to come due in December of this year.

Now, according to papers filed with the SEC, the bond’s maturity date has been changed to June of 2011.

Unfortunately, the change comes with a few strings.

The biggest is that the company cannot spend more than $8 million in Capital Expenditures during each of the next four years, which means the casinos will be limited in upgrading and improving the properties.

The company’s largest bond, a $125 million secured note, comes due in January of 2012, followed by another $66 million note which matures in January of 2013.

The heavy debt becomes even more difficult to manage with the receding tide of cash flow which has struck the gaming industry.

Statistics from the Las Vegas Convention and Visitors Authority show that Mesquite has seen a downturn in nearly every category tracked by the agency.

Through May, the I-15 traffic counts are down by 5.7%, including a dramatic drop of nearly 10% in April.

Gross gaming revenues in Mesquite are down 7.4% for the year compared to 2007, including a crippling drop of 34.6% in April compared to the same month in 2007.

The only positive overall number in the LVCVA report is for “Total Room Nights Occupied,” which is up 1.4%, but that number is offset and most likely the result of plummeting room rates which have fallen an astounding 34.9% year to date.

But even facing the confluence of heavy debt, a national recession, obscene gas prices, and dwindling cash flow, Black remains unshakably optimistic.

“We’re committed to surviving,” Black said. “We’ve just got to get expenses in line with income.”

He also hasn’t lost his sense of humor.

“The two worst things you can be in right now are gaming and real estate, and I’m in both of them,” he joked.